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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Amendment No. 3 to Registration Statement No. 333-122751 of our report dated March 31, 2005 (                         , 2005 as to the effects of the stock split described in the second paragraph of Note 2) (which report expresses an unqualified opinion and includes explanatory paragraphs related to the acquisition of the Predecessor and the related accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and to the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets," on January 1, 2002, and the restatement discussed in Note 18), relating to the financial statements of Reddy Ice Holdings, Inc., appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

Dallas, Texas
                         , 2005

        The consolidated financial statements give effect to a 138 for 1 stock split of the common stock of Reddy Ice Holdings, Inc. which will take place prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 138 for 1 stock split of the common stock of Reddy Ice Holdings, Inc. described in the second paragraph of Note 2 to the financial statements and assuming that from March 31, 2005 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/ Deloitte & Touche LLP
Dallas, Texas
July 25, 2005

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm